EXHIBIT 99.1

ORCHID ISLAND CAPITAL ANNOUNCES
FEBRUARY 2017 MONTHLY DIVIDEND AND
JANUARY 31, 2017 RMBS PORTFOLIO CHARACTERISTICS

	February 2017 Monthly Dividend of $0.14 Per Share
	RMBS Portfolio Characteristics as of January 31, 2017

Vero Beach, Fla., February 8, 2017 - Orchid Island Capital, Inc. (the "Company") (NYSE:ORC) announced today that the Board of Directors declared a monthly cash dividend for the month of February 2017. The dividend of $0.14 per share will be paid March 10, 2017, to holders of record on February 28, 2017, with an ex-dividend date of February 24, 2017.

The Company intends to make regular monthly cash distributions to its stockholders. In order to qualify as a real estate investment trust ("REIT"), the Company must distribute annually to its stockholders an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. The Company will be subject to income tax on taxable income that is not distributed and to an excise tax to the extent that a certain percentage of its taxable income is not distributed by specified dates. The Company has not established a minimum distribution payment level and is not assured of its ability to make distributions to stockholders in the future.

As of February 8, 2017, the Company had 32,964,547 shares outstanding. At December 31, 2016, the Company had 32,962,919 shares outstanding.

RMBS Portfolio Characteristics

Details of the RMBS portfolio as of January 31, 2017 are presented below. These figures are preliminary and subject to change.  The information contained herein is an intra-quarter update created by the Company based upon information that the Company believes is accurate:

	RMBS Valuation Characteristics
	RMBS Assets by Agency
	Investment Company Act of 1940 (Whole Pool) Test Results
	Repurchase Agreement Exposure by Counterparty
	RMBS Risk Measures

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS that are either traditional pass-through Agency RMBS or structured Agency RMBS. Orchid Island Capital, Inc. has elected to be taxed as a REIT for federal income tax purposes.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements include, but are not limited to, statements about the Company's distributions and the expected funding of purchased assets and anticipated borrowings. These forward-looking statements are based upon Orchid Island Capital, Inc.'s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the "Risk Factors" section of the Company's Form 10-K for the year ended December 31, 2015.

RMBS Valuation Characteristics
($ in thousands)
				Percentage	Weighted	Realized
	Current	Fair	Current	of	Average	Jan 2017 CPR
Asset Category	Face	Value(1)	Price	Portfolio	Coupon	(Reported in Feb)
As of January 31, 2017
Adjustable Rate RMBS	$1,925	$2,045	106.22	0.07%	3.50%	0.06%
10-1 Hybrid Rate RMBS	43,477	44,465	102.27	1.50%	2.55%	12.10%
Hybrid Adjustable Rate RMBS	43,477	44,465	102.27	1.50%	2.55%	12.10%
15 Year Fixed Rate RMBS	83,158	86,447	103.95	2.92%	3.28%	6.68%
20 Year Fixed Rate RMBS	401,806	429,447	106.88	14.49%	4.00%	7.85%
30 Year Fixed Rate RMBS	2,092,121	2,238,796	107.01	75.52%	4.27%	5.78%
Total Fixed Rate RMBS	2,577,085	2,754,690	106.89	92.92%	4.19%	6.13%
Total Pass-through RMBS	2,622,487	2,801,200	106.81	94.49%	4.17%	6.23%
Interest-Only Securities	620,111	75,304	12.14	2.54%	3.61%	12.49%
Inverse Interest-Only Securities	424,938	88,023	20.71	2.97%	5.36%	12.72%
Structured RMBS	1,045,049	163,327	15.63	5.51%	4.55%	12.58%
Total Mortgage Assets	$3,667,536	$2,964,527		100.00%	4.19%	8.04%

RMBS Assets by Agency			Investment Company Act of 1940 (Whole Pool) Test
(in thousands of $s)			(in thousands of $s)
As of January 31, 2017	Fair Value	Percentage of Portfolio	As of January 31, 2017	Fair Value	Percentage of Portfolio
Fannie Mae	$ 2,186,862	73.8%
Freddie Mac	768,099	25.9%	Whole Pool Assets	$ 2,391,684	80.7%
Ginnie Mae	9,566	0.3%	Non Whole Pool Assets	572,843	19.3%
Total Portfolio	$ 2,964,527	100%	Total Portfolio	$ 2,964,527	100%

(1)
Amounts in the tables above include assets with a fair value of approximately $5.7 million purchased in January 2017 which settle in February 2017, and excludes assets with a fair value of approximately $120.1 million sold in January 2017 which settle in February 2017.

Repurchase Agreement Exposure By Counterparty
(in thousands of $s)
As of January 31, 2017	Total Borrowings	% Of Total Debt	Weighted Average Maturity in Days	Longest Maturity
J.P. Morgan Securities LLC	$289,030	10.12%	13	2/17/2017
Citigroup Global Markets Inc	288,358	10.10%	9	2/27/2017
Wells Fargo Bank, N.A.	247,221	8.66%	8	2/10/2017
Cantor Fitzgerald & Co	233,275	8.17%	42	4/21/2017
RBC Capital Markets, LLC	233,252	8.17%	41	3/13/2017
Mitsubishi UFJ Securities (USA), Inc	213,058	7.46%	13	2/14/2017
South Street Securities, LLC	173,306	6.07%	7	2/21/2017
KGS-Alpha Capital Markets, L.P	165,906	5.81%	22	3/16/2017
ICBC Financial Services LLC	162,036	5.68%	16	3/2/2017
ED&F Man Capital Markets Inc	156,532	5.48%	16	2/23/2017
Guggenheim Securities, LLC	144,207	5.05%	38	3/14/2017
Daiwa Securities America Inc.	125,282	4.39%	11	2/17/2017
Goldman, Sachs & Co	119,125	4.17%	13	2/23/2017
Natixis, New York Branch	89,250	3.13%	8	2/17/2017
Nomura Securities International, Inc.	69,746	2.44%	50	3/29/2017
Mizuho Securities USA, Inc	55,501	1.94%	16	3/2/2017
FHLB-Cincinnati	54,058	1.89%	1	2/1/2017
Merrill Lynch, Pierce, Fenner & Smith Incorporated	35,503	1.24%	90	5/1/2017
Total Borrowings	$2,854,646	100%	20	5/1/2017

In January 2017, the Company purchased assets with a fair value of approximately $5.7 million which settle in February 2017 that are expected to be funded by repurchase agreements.  These anticipated borrowings are not included in the table above.

RMBS Risk Measures
($ in thousands)
Mortgage Assets
		Weighted
		Average	Weighted	Weighted	Modeled	Modeled
		Months	Average	Average	Interest	Interest
		To Next	Lifetime	Periodic	Rate	Rate
	Fair	Coupon Reset	Cap	Cap Per Year	Sensitivity	Sensitivity
Asset Category	Value	(if applicable)	(if applicable)	(if applicable)	(-50 BPS)(1)	(+50 BPS)(1)
As of January 31, 2017
Adjustable Rate RMBS	$2,045	4	10.05%	2.00%	$10	$(10)
Hybrid Adjustable Rate RMBS	44,465	71	7.55%	2.00%	718	(800)
Total Fixed Rate RMBS	2,754,690	n/a	n/a	n/a	61,553	(73,095)
Total Pass-through RMBS	2,801,200	n/a	n/a	n/a	62,281	(73,905)
Interest-Only Securities	75,304	n/a	n/a	n/a	(7,358)	5,577
Inverse Interest-Only Securities	88,023	0	6.13%	n/a	5,423	(7,239)
Structured RMBS	163,327	n/a	n/a	n/a	(1,935)	(1,662)
Total Mortgage Assets	$2,964,527	n/a	n/a	n/a	$60,346	$(75,567)

Funding Hedges
					Modeled	Modeled
					Interest	Interest
			Average	Hedge	Rate	Rate
			Notional	Period	Sensitivity	Sensitivity
			Balance(2)	End Date	(-50 BPS)(1)	(+50 BPS)(1)
Eurodollar Futures Contracts - Short Positions			$643,750	Dec-2020	$(11,408)	$12,875
Treasury Futures Contracts - Short Positions			465,000	Mar-2027	(17,006)	18,376
Payer Swaps			700,000	Dec-2021	(10,677)	10,677
TBA Short Positions			200,000	Feb-2017	(3,940)	5,287
Total Hedges					(43,031)	47,215

Grand Total					$17,315	$(28,352)

(1)
Modeled results from Citigroup Global Markets Inc. Yield Book. Interest rate shocks assume instantaneous parallel shifts and horizon prices are calculated assuming constant LIBOR option-adjusted spreads. These results are for illustrative purposes only and actual results may differ materially.

(2)	Treasury futures contracts were valued at a price of $124.47 at January 31, 2017. The nominal value of the short position was $578.8 million.

Contact:

Orchid Island Capital, Inc.
Robert E. Cauley
3305 Flamingo Drive, Vero Beach, Florida 32963
Telephone: (772) 231-1400